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                                                                     EXHIBIT 5.1



February 25, 2003

International Remote Imaging Systems, Inc.
9162 Eton Avenue
Chatsworth, California  91311


Re:  Stock Option Agreements

Ladies and Gentlemen:

We have acted as counsel to International Remote Imaging Systems, Inc., a Delaware corporation (the "COMPANY"), in connection with its Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission with respect to the registration of 290,000 shares of the Company's common stock, $.01 par value, issuable upon exercise of options granted under the Company's option agreements dated January 9, 2003 and February 21, 2003 ("OPTION SHARES").


As such counsel, we have examined such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to enable us to render this opinion. Based on the foregoing and our examination of such questions of law as we deem necessary, we are of the opinion that the Option Shares, when sold and issued in accordance with (i) the option agreements, and (ii) the Registration Statement, will be validly issued, fully paid and non-assessable.



We consent to the use of this opinion as an exhibit to the Registration Statement. Except as set forth in this paragraph, this opinion is furnished solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.



Sincerely,



/s/ Guth| Christopher LLP

Guth|Christopher LLP